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                                                                 EXHIBIT 10.2.13

                                                                 (MAZDA LOGO)


                               STANDARD PROVISIONS

12.  ACQUISITION, DELIVERY, AND INVENTORY OF MAZDA PRODUCTS.

     A. ACQUISITION OF MAZDA PRODUCTS. Dealer has the right to order and purchase Mazda Products, as specified in the Product Addendum, from Mazda or other Mazda Dealers in accordance with the terms of the Agreement and such other requirements as may be established by Mazda from time to time. Dealer agrees to purchase such new Mazda Products meeting all applicable state and federal specifications and requirements, only from Mazda or other Mazda Dealers licensed in the United States.

          Except as Dealer may indicate to the contrary, Dealer warrants that all Mazda Products purchased from Mazda or other Mazda Dealers, except those used in Dealer's Business, or by Dealer personally, shall be purchased only for retail sale or lease in the regular course of Dealer's Business. Dealer has furnished and agrees to furnish to Mazda all applicable retail certificates relating to retail transactions, in the form required by law.

     B. AVAILABILITY AND ALLOCATION OF PRODUCT. Mazda agrees to use its best efforts to provide such Mazda Products as stated above to Dealer in such quantities and types as Dealer may require in order to fulfill Dealer's obligations for the sale and servicing of Mazda Products under this Agreement. However, Dealer and Mazda acknowledge that Mazda's supply of Mazda Products can vary from time to time for many reasons and that to maintain an effective distribution system, it may be necessary for Mazda to allocate its supply of Mazda Products among Mazda Dealers. Mazda shall endeavor to allocate Mazda Products among its dealers in a fair and equitable manner, utilizing uniform methods of allocation which take into consideration such factors as are reasonably relevant. Mazda agrees to provide Dealer with an explanation of the method used to distribute such products upon written request, and will advise Dealer of Mazda's total wholesale sales of Mazda Vehicles, by series, in Dealer's market area and to Dealer individually, for a reasonable time frame.

     C. PRICES AND TERMS OF SALE. Dealer agrees to purchase such Mazda Products according to the prices, charges (including destination, shipping and other applicable charges) and terms Mazda may establish and revise from time to time. Revised prices, charges and terms shall apply to any Mazda Products not already invoiced to Dealer by Mazda as follows:

          (i) At the time the notice of any such change is given to Dealer (in the case of Mazda Vehicles);

          (ii) Upon issuance of a new or modified parts price list or through change notices, letters, bulletins, or revision sheets (in the case of parts, options and accessories); or

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          (iii) At such other times as may be designated by Mazda in writing.

          Dealer shall pay for all Mazda Products when billed, unless other terms are established by Mazda in writing. Ownership of and title to Mazda Products sold by Mazda to Dealer shall pass to Dealer upon Mazda's receipt of full payment for such Mazda Products.

     D.   METHOD, PLACE AND CHARGES ASSOCIATED WITH PRODUCT DELIVERY.

          (i) METHOD AND PLACE OF DELIVERY. Mazda shall deliver Mazda Products to Dealer as soon as is practicable after acceptance of Dealer's order. Mazda shall designate the distribution points, and shall select the mode of transportation and carrier for transportation of Mazda Products to Dealer. Mazda Products may be delivered to Dealer at Dealer's Authorized Location or to the nearest practicable unloading point from Dealer's Authorized Location.

          (ii) CHARGES ASSOCIATED WITH PRODUCT DELIVERY. Dealer shall pay Mazda such charges as Mazda establishes in its reasonable discretion establishes for the above transportation services, under such terms and conditions as established in Mazda's Policies and Procedures.

     E. INVENTORY DAMAGE CLAIMS & LIABILITY. Mazda shall have the risk of loss until Mazda Products are delivered to Dealer and signed for or accepted by Dealer in accordance with Dealer's arrangements with the carrier, and thereafter the risk of loss shall pass to Dealer. Dealer shall promptly notify Mazda of any damage occurring during transit and shall, if instructed by Mazda, file damage claims on Mazda's behalf against the transportation carrier. Dealer agrees to assist Mazda in obtaining recovery against any transportation carrier or insurer for loss or damage to Mazda Products delivered to Dealer.

          To the extent required by law, Dealer shall notify the customer prior to the sale of a Mazda Product of any damage known or made known to Dealer which was sustained by that Mazda Product. Dealer shall defend, indemnify and hold Mazda harmless from any liability and/or loss resulting from Dealer's failure to so notify the purchaser.

     F. DELAYS/FAILURES IN DELIVERY. Mazda shall not be liable for delays or failures in delivery of Mazda Products resulting from any event beyond Mazda's reasonable control, including, without limitation: fires, floods, storms or other acts of God, any law or regulation of any governmental entity, foreign or civil wars, riots, terrorist acts, interruptions of navigation, shipwrecks, strikes, lockouts or other labor troubles, embargoes, or blockades. Dealer agrees to make claims promptly, in writing, to Mazda for shortages in any shipments of Mazda Products within the time and in the manner required by Mazda.

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     G.   CHARGES FOR NON-ACCEPTANCE OR NON-PAYMENT BY DEALER. If after delivery, Dealer fails or refuses to accept or pay for Mazda Vehicles that it has agreed to purchase, Dealer shall pay all resulting charges incurred by Mazda. These charges shall not exceed the total of the charge of returning any such product to the point of original shipment by Mazda plus all charges for demurrage, storage or other charges relating to such failure or refusal, as well as any and all reasonable charges for demurrage, storage or other charges accruing after return of the shipment to the point of original shipment. Mazda agrees to pay all expenses incurred by Dealer to reship to Mazda any Mazda Vehicle not ordered by Dealer; provided, that Dealer notifies Mazda of the incorrect shipment, and reships the Mazda Vehicles promptly and as directed by Mazda.

      H. PRODUCT CHANGES BY MAZDA. Mazda may change the design or specifications of, or the options for, any Mazda Product, or make any similar changes in any Mazda Product previously purchased by or delivered to Dealer, without notice to Dealer. No change shall be considered a model year change unless solely specified by Mazda.

     I. DISCONTINUANCE OF MANUFACTURE, IMPORTATION OR DISTRIBUTION. Mazda may discontinue the manufacture, importation or distribution of all or part of any Mazda Product, including motor vehicles, parts, options, or accessories, and including any model, series, or body style of any Mazda Vehicle, at any time without any obligation or liability to Dealer.

     J. VEHICLE INVENTORY OBLIGATIONS. Subject to Mazda's ability to supply Mazda Vehicles to Dealer, Dealer shall, at all times, maintain for purposes of display, demonstration and sale the appropriate number and representative mix, as may be established by Mazda from time to time, of the most current models of Mazda Vehicles set forth in the Product Addendum. Dealer shall, at all times, maintain such Mazda Vehicles in showroom ready condition.

      K. RESTRICTIONS ON PRODUCT MODIFICATIONS BY DEALER. Mazda may request that Dealer make modifications to Mazda Products from time to time. Other than those modifications approved in writing by Mazda, Dealer shall not make, or cause to be made, any modifications to any Mazda Products which may tend to impair or adversely affect a Mazda Product's safety, emissions, durability, or structural integrity, or which are not in compliance with applicable law.

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13.  DEALER MARKETING OF COMPANY PRODUCTS.

     A. CUSTOMER SERVICE PHILOSOPHY. Dealer and Mazda agree that the success and future growth of Dealer and Mazda are substantially dependent upon maintaining the highest levels of customer satisfaction possible. Accordingly, Dealer agrees to:

          (i) Ensure that Dealer's sales personnel and administrative staff receive professional and ongoing training in customer satisfaction techniques and considerations;

          (ii) Employ a sufficient number of qualified and trained personnel for Dealer's sale of Mazda Products; and

          (iii) Ensure that Dealer's sales personnel at all times treat customers in a prompt, courteous, fair and professional manner in accordance with Mazda's Policies and Standards.

      B. DEALER'S SALES RESPONSIBILITIES. Dealer recognizes that customer satisfaction and the successful promotion and sale of Mazda Products are significantly dependent on Dealer's advertising and sales promotion activities. Accordingly, Dealer shall at all times honestly, energetically, professionally and effectively promote the purchase of Mazda Products by:

          (i) Advertising, merchandising, promoting and selling such Mazda Products in an active and effective manner through Dealer's own advertising and sales promotion activities;

          (ii) Maintaining high standards of ethics in advertising, promoting and selling such Mazda Products, and not engaging in any misrepresentations, unlawful, unfair or deceptive practices; and

          (iii) Accurately representing to customers the total sale or lease price of such Mazda Products. Dealer agrees to explain to customers of such Mazda Products the items that make up the total sale or lease price and to give customers itemized statements and all other information required by law. Dealer understands and hereby acknowledges that it may sell or lease such Mazda Products at whatever lawful price Dealer desires.

     C. DEALER'S EXPORT SALES PROHIBITION. Dealer is authorized to sell Mazda Products only to customers located in the United States. Dealer agrees that it shall not knowingly sell Mazda Products for resale or use outside of the United States. Dealer shall not be responsible for any Mazda Vehicles registered in the United States, but subsequently exported by the purchaser without Dealer's knowledge of the purchaser's intent to export the Mazda Vehicles.


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     D.   USED VEHICLES. Dealer agrees to display, promote and sell used vehicles at the Authorized Location(s). Dealer shall maintain for retail sales an adequate inventory of used vehicles.

          Mazda may from time to time develop used vehicle programs to enhance Dealer's ability to promote sales and customer satisfaction. Such programs shall be made available to all Mazda Dealers that meet certain Policies and Standards. If Dealer meets such Policies and Standards, Dealer is eligible to participate in such programs.

     E.   ASSISTANCE PROVIDED BY MAZDA.

          (i) SALES TRAINING. To assist Dealer in the fulfillment of its sales and customer satisfaction responsibilities under this Agreement, Mazda agrees to offer general and specialized sales management and sales training programs for the benefit and use of Dealer's sales organization. Mazda may reasonably deem participation by Mazda Dealers in certain programs to be essential for maintaining an effective and efficient sales distribution system for Mazda Products ("Essential Programs"). Attendance at all training programs, whether or not an Essential Program, shall be at Dealer's expense.

          (ii) SALES PROMOTION ASSISTANCE. In order that authorized Mazda Dealers may be assured of the benefits of comprehensive advertising and promotion of Mazda Products, Mazda agrees to establish and maintain general advertising and promotion programs and shall from time to time make sales promotion and campaign materials available to Dealer to promote the sales of Mazda Products, at a reasonable charge if applicable.

          (iii) FIELD SALES PERSONNEL ASSISTANCE. To assist Dealer in handling its sales responsibilities under this Agreement, Mazda agrees to provide qualified and trained field sales personnel to contact Dealer on a periodic basis to: (a) advise and counsel Dealer on sales-related subjects, including merchandising, sales, training and general management matters; and (b) review and discuss customer satisfaction matters.

     F. INNOVATIVE MARKETING OPPORTUNITIES. In order to maintain an effective and efficient sales distribution system for Mazda Products, it may be necessary for Mazda to develop and implement new and innovative marketing strategies, techniques and opportunities. Dealer agrees to support Mazda's efforts by either participating in programs developed by Mazda or by developing Dealer's own complementary marketing strategies, techniques and opportunities.

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14.  DEALER SERVICE OBLIGATIONS.

     A. CUSTOMER SERVICE PHILOSOPHY. Dealer and Mazda agree that the success and future growth of Dealer and Mazda are substantially dependent upon the customer's ability to obtain high-quality vehicle service and maintenance. Therefore, in striving for and maintaining the highest levels of customer satisfaction possible, Dealer agrees to:

          (i) Take all reasonable steps to provide the highest quality of service for all Mazda Vehicles, regardless of where purchased and whether or not covered under warranty;

          (ii) Employ a sufficient number of qualified and trained personnel for the service of Mazda Products;

          (iii) Ensure that the customer is advised of the nature and cost of any necessary repairs, and that his or her consent is obtained prior to the initiation of any repairs;

          (iv) Ensure that customer concerns with Mazda Vehicles are accurately diagnosed and any necessary and approved repairs are promptly and professionally performed;

          (v) Ensure that Dealer's service and parts personnel receive professional training in the servicing of Mazda Products and in customer satisfaction techniques and considerations; and

          (vi) Ensure that customers are at all times treated in a prompt, courteous, fair and professional manner.

     B. NEW VEHICLE PRE-DELIVERY OBLIGATIONS. Prior to delivery of each new Mazda Vehicle to a customer. Dealer shall perform a pre-delivery inspection and service on the vehicle in accordance with standards and procedures established by Mazda. Mazda shall pay Dealer for such pre-delivery service according to the applicable provisions of the Mazda Warranty Policies and Procedures Manual.

          Mazda shall prepare and affix appropriate stickers, tags and other labels and notices to the customer ("CONSUMER NOTICE(S)") to all Mazda Vehicles it delivers to Dealer. Dealer shall inspect and ensure that all such Consumer Notices remain affixed to all Mazda Vehicles until delivered to the customer.

     C. WARRANTY AND POLICY SERVICE. Dealer acknowledges that the only warranties applicable to Mazda Products shall be such written warranty or warranties furnished by Mazda and Mazda's suppliers, as revised from time to time. Except for its limited express liability under such


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          written warranty or warranties, Mazda does not assume any other warranty obligation or liability. Dealer is not authorized to assume or create any additional warranty obligations or liabilities on behalf of Mazda. Any additional obligations assumed by Dealer shall be Dealer's sole responsibility. Any extended service contract offered by Mazda or others and sold by Dealer to a customer shall be governed by its own terms.

          Dealer agrees to abide by and implement Mazda's warranty procedures, as amended from time to time, in all respects and shall comply with all warranty requirements imposed by law.

          Unless otherwise approved in writing in advance by Mazda, Dealer shall perform all warranty repairs on Mazda Products using genuine Mazda Parts and Accessories and shall make such other repairs or inspections of Mazda Products as may be required or authorized by Mazda, in accordance with Mazda's Policies and Procedures, regardless of where the Mazda Product was purchased. Mazda agrees to compensate Dealer for all warranty work, including labor, diagnosis and genuine Mazda Parts and Accessories, in accordance with Mazda's Policies and Procedures and at the rates established from time to time by Mazda. Warranty service is provided for the benefit of customers, and Dealer agrees that a customer shall not be obligated to pay any charges for warranty work or any other services for which Dealer is reimbursed or paid by Mazda.

     D. USE OF PARTS AND ACCESSORIES IN NON-WARRANTY SERVICING. Subject to the provisions set forth below, Dealer has the right to sell, install or use, for making non-warranty repairs, products that are not genuine Mazda Parts or Accessories. Dealer acknowledges, however, that its customers expect that any parts or accessories that Dealer sells, installs or uses in the sale, repair or servicing of Mazda Vehicles are, or meet the high quality standards of, genuine Mazda Parts or Accessories. Dealer agrees that in sales, repairs or servicing where Dealer does not use genuine Mazda Parts or Accessories, Dealer shall only utilize such other parts or accessories that shall not adversely affect the operation or characteristics of the Mazda Vehicle being sold, repaired or serviced and that are equivalent in quality and design to genuine Mazda Parts or Accessories.

     E. NON-GENUINE PARTS AND ACCESSORIES WARRANTY DISCLOSURES. In order to minimize confusion and potential customer dissatisfaction, in any instance where Dealer sells, installs or uses other than genuine Mazda Parts or Accessories, Dealer shall disclose such fact to the customer and shall advise the customer that these items are not included in warranties furnished by Mazda. Such disclosure shall be written, conspicuous and stated on the customer's copy of the service or repair order or sale document. In addition, Dealer shall clearly explain to the customer the extent of any warranty covering the parts or accessories involved and shall deliver a copy of the warranty to the customer.


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     F.   SERVICE CAMPAIGN INSPECTIONS AND CORRECTIONS. Dealer agrees to perform service campaign inspections and/or corrections for owners or users of all Mazda Products that qualify for such inspections and/or corrections. Dealer further agrees to comply with all of Mazda's directives and with the applicable procedures established by Mazda from time to time relating to those inspections and/or corrections. Mazda agrees to reimburse Dealer for all replacement parts and other materials required and used in such work and for labor according to Mazda's directives and the applicable procedures established by Mazda.

     G. COMPLIANCE WITH SAFETY AND EMISSIONS CONTROL REQUIREMENTS. Dealer agrees to comply and operate consistently with all applicable provisions of federal, state and local laws, ordinances, rules, regulations, consent decrees, and orders affecting Mazda Products and Dealership Operations, including without limitation, those relating to safety, emissions control, noise control and customer service. Dealer and Mazda agree to provide to one another such information and assistance as reasonably requested by the other in connection therewith.

          In the event that the laws of the state in which Dealer is located require motor vehicle dealers or distributors to install in new or used motor vehicles, prior to their retail sale, any safety devices or other equipment not installed or supplied as standard equipment by Mazda, then Dealer, prior to the sale of any Mazda Vehicle on which such installations are required, shall properly install such devices or equipment on such vehicle. Mazda agrees to reimburse Dealer for all parts and other materials required and used for such work and for labor according to the applicable procedures established by Mazda from time to time. Dealer shall comply with state and local laws pertaining to the installation and reporting of such equipment.

     H. COMPLIANCE WITH CONSUMER PROTECTION STATUTES, RULES AND REGULATIONS. Dealer shall promptly investigate and handle all matters brought to its attention by Mazda, customers or users of Mazda Products, or any public or private agency, relating to the sale or servicing of Mazda Products so as to develop and maintain customer confidence in Dealer, Mazda and Mazda Products. Because certain customer complaints may impose liability upon Mazda under various repair or replacement laws or other consumer protection laws, rules and regulations, Dealer agrees to provide immediate notice to Mazda of such complaints and take such other steps as Mazda may reasonably require. Dealer shall do nothing to affect adversely Mazda's rights under such laws, rules and regulations. Subject to any law, rule or regulation to the contrary, where Mazda reasonably establishes that Dealer failed to carry out vehicle repairs in accordance with written and published Mazda Policies and Procedures or Mazda's express oral instructions subsequently confirmed in writing, Dealer shall be liable to Mazda for any refunds or vehicle replacements provided to customer. Dealer also agrees to provide applicable customer notifications and disclosures prescribed by repair or replacement laws or other consumer laws or regulations.


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15.  SERVICE AND PARTS OPERATIONS.

     A. ORGANIZATION AND STANDARDS. Dealer agrees to organize and maintain a trained service and parts organization of the highest quality, including a qualified service manager and a qualified parts manager, and a number of competent customer relations, service and parts personnel sufficient to meet the needs of the marketplace, in Mazda's reasonable opinion. Dealer's personnel shall meet the educational, management and technical training standards established by Mazda and Dealer.

     B. SERVICE EQUIPMENT AND SPECIAL TOOLS. Dealer agrees to acquire and properly maintain adequate service equipment and such special tools and instruments as Mazda specifies.

     C. PARTS INVENTORY OBLIGATIONS. Dealer and Mazda recognize that owners and users of Mazda Vehicles may reasonably expect that Dealer shall have genuine Mazda Parts or Accessories immediately available for purchase or installation. Dealer, therefore, agrees to carry in stock at all times during the term of this Agreement an adequate inventory of genuine Mazda Parts or Accessories, as listed in Mazda's current inventory guide, to enable Dealer to meet the current and reasonably anticipated requirements of its customers and to fulfill its service responsibilities under this Agreement.

          Mazda shall prepare and affix appropriate Consumer Notices to all Mazda Parts or Accessories it delivers to Dealer. Dealer shall ensure that all such Consumer Notices remain affixed to all Mazda Parts or Accessories, or on or in the original packaging for Mazda Parts or Accessories, until delivered to the customer.

     D. MANUALS AND MATERIALS. Dealer agrees to acquire, at Dealer's expense, and properly maintain and use adequate copies of such dealer manuals, catalogs, bulletins, publications and technical data as Mazda deems necessary for the needs of Dealer's service and parts organization. Dealer shall be responsible for keeping such manuals, publications and data current and available for consultation by its employees.

     E.   ASSISTANCE PROVIDED BY MAZDA.

          (i) SERVICE AND PARTS TRAINING. To assist Dealer in fulfilling its service and parts responsibilities under this Agreement, Mazda agrees to offer general and specialized service and parts training programs for the benefit and use of Dealer's service and parts organizations. When requested by Mazda, Dealer's personnel shall participate in such programs at Dealer's expense.


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          (ii) MANUALS AND MATERIALS. Mazda agrees to make available to Dealer, at Dealer's expense, copies of such dealer manuals, catalogs, bulletins, publications and technical data as Mazda deems necessary for the needs of Dealer's service and parts organization.

          (iii) SPECIAL TOOLS AND EQUIPMENT. Mazda agrees to make available to Dealer, at Dealer's expense, special tools and equipment as Mazda deems reasonably necessary for use by Dealer's service and parts organization.

          (iv) FIELD PERSONNEL ASSISTANCE. To assist Dealer in handling its service and parts responsibilities under this Agreement, Mazda agrees to make available qualified field service and parts personnel who shall, from time to time, advise and counsel Dealer on service and parts-related subjects, including service and parts policies, product quality, technical adjustments, repair and replacement of product components, recall, product improvement or product update campaigns conducted by Mazda, customer relations, warranty administration, service and parts merchandising, and personnel/management training.

16. CUSTOMER SATISFACTION RESPONSIBILITIES. One of Mazda's and Dealer's goals is to be recognized as marketing the finest products and providing the best service in the automobile industry. The Mazda name should therefore be synonymous with the highest level of customer satisfaction.

     A. RESPONSIBILITIES OF DEALER. Dealer shall take all reasonable steps to ensure that each customer is completely satisfied with his or her Mazda Products and Dealer's services and practices. Accordingly, Dealer shall:

          (i) Designate an employee principally responsible for customer satisfaction who has the authority to handle and resolve most customer satisfaction matters;

          (ii) Ensure customer satisfaction by:

               (a) Emphasizing customer satisfaction to all Dealer's employees, ensuring that customers are at all times treated in a prompt, courteous, fair and professional manner, and cooperating fully with Mazda in customer satisfaction matters involving Dealer;

               (b) Ensuring that Dealer's employees, including Dealer's General Manager, attend Mazda's customer satisfaction training sessions, at Dealer's expense;

               (c) Responding immediately to, and using its best efforts to positively resolve, requests for customer assistance, and conveying to customers that Dealer is committed to the highest possible level of customer satisfaction; and


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          (d)  Avoiding any and all deceptive, misleading, illegal, unethical and discourteous practices;

               And,

       (iii) Advise Mazda promptly and fully, and maintain written records, of customer claims or problems in accordance with guidelines or instructions established by Mazda from time to time.

B. RESPONSIBILITIES OF MAZDA. Mazda acknowledges that Mazda has an obligation to support Dealer's efforts to achieve a high level of customer satisfaction. Accordingly, Mazda shall:

     (i) Ensure that qualified Mazda personnel contact Dealer on a periodic basis to discuss customer satisfaction matters;

     (ii) Designate persons having principal responsibility and authority on behalf of Mazda to handle and resolve customer satisfaction matters with customers and Dealer;

     (iii) Prepare and offer to Dealer consumer materials about Mazda Products and services;

     (iv)  Establish effective consumer communications programs;

     (v) Provide Dealer with the support needed to identify and make improvements in Dealership Operations through customer satisfaction programs as may be implemented by Mazda from time to time;

     (vi) Promptly and fully advise Dealer with respect to customer matters involving Dealer, and respond in a timely fashion to notices from Dealer in situations involving claims of defects in Mazda Products; and

     (vii) Provide appropriate information to enable Dealer to respond to customers, consumer organizations and government agencies in a timely and courteous fashion regarding customer satisfaction matters involving Dealer.

C. MEASUREMENT OF CUSTOMER SATISFACTION PERFORMANCE. Mazda's and Dealer's respective performance in promoting customer satisfaction and maintaining their customer service philosophy shall be evaluated on a regular basis through systems established by Mazda from time to time, together with survey results and unsolicited customer comments. Mazda shall establish reasonable, uniform criteria with which to evaluate Dealer. Mazda and Dealer agree to work together toward the goal of ever-improving customer satisfaction in accordance with the goals of their customer service philosophy.

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17. DEALER FACILITIES AND IDENTIFICATION.

     A. FACILITIES. In order for Mazda to establish an effective network of authorized Mazda Dealers, Dealer shall provide, and at all times maintain, attractive Dealer Facilities at the Authorized Location(s) which satisfy the image, size, layout, interior design, color, equipment, identification and other factors established by Mazda. Dealer shall meet the minimum facility Policies and Standards established by Mazda from time to time.

         To assist Dealer in planning, building, remodeling and maintaining Dealer Facilities, upon Dealer's request Mazda shall:

        (i) Provide to Dealer, or assist Dealer in identifying, sources from which Dealer may purchase architectural materials and furnishings which meet Mazda's standards and guidelines; and

        (ii) Provide the services of Mazda representatives to counsel and advise Dealer from time to time in connection with Dealer's maintaining and equipping the Dealer Facilities.

     B. OPERATION HOURS BY DEALER. Dealer agrees to keep all aspects of Dealer's Business open for business during all days and hours that are customary and lawful for such operations in the community or locality in which Dealer is located and in accordance with industry standards. The dealership shall not be considered open unless: (i) Dealer has for sale the appropriate number and mix of available Mazda Vehicles of the current models set forth in the Product Addendum; (ii) sales, service and parts operations are open to the public during Dealer's regular business hours; and (iii) an appropriate staff of dealership personnel are present to assist customers.

     C. AUTHORIZED SIGNS. Subject to applicable governmental statutes, ordinances, rules and regulations, Dealer agrees to comply with Mazda's signage program and to display only standard authorized signs (from a Mazda approved vendor) in accordance with the Signs Addendum and which conform to Mazda's corporate identification program, guidelines and specifications as established by Mazda from time to time.

     D.  USE OF MAZDA MARKS.

         (i) USE BY DEALER. Mazda grants to Dealer the non-exclusive privilege, during the term of this Agreement, of displaying or otherwise using Mazda Marks at the Authorized Location(s) in connection with the selling or servicing of Mazda Products. Dealer may use the Mazda Marks as specified by Mazda only at Authorized Location(s) and for the purposes specified in this Agreement. Dealer agrees that such Mazda Marks may be used as part of the assumed business name ("dba") under which Dealer's Business is conducted,

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              only with the prior written approval of Mazda and upon such terms and conditions as Mazda may specify from time to time.

              Dealer further agrees to promptly discontinue the display and use of any mazda marks, or to change the manner in which any Mazda Marks are displayed and used, when, for any reason, Mazda requests. Dealer shall also discontinue any advertising Mazda finds to be harmful to the business or reputation of Mazda, Mazda Marks, or any other Mazda Dealer.

        (ii) DISCONTINUANCE OF USE. Upon termination, non-renewal or expiration of this Agreement, Dealer agrees that it shall at its own expense (except as otherwise specified below) immediately:

              (a) Discontinue the use of all Mazda Marks, or any semblance of Mazda Marks, including without limitation: on all stationery; on signs, posters, and advertising matter; in any legal name or assumed business name; in telephone directory listings, and in other printed material; or in any other form or medium;

              (b) Discontinue the use of all Mazda Marks, or any semblance of same, as part of its assumed business name or legal entity name, and file a change or discontinuance of such name with appropriate authorities;

              (c) Promptly, and at Dealer's expense, remove and consult with Mazda regarding the proper disposal of all signs bearing Mazda Marks and all items that are an integral part of Mazda's image;

              (d)  Cease representing itself as an authorized Mazda Dealer; and

              (e) Refrain from any action, including without limitation, any advertisement, statement or implication that Dealer is authorized by Mazda to sell, distribute or service Mazda Products.

        (iii) SIGNAGE AND IDENTIFICATION REMOVAL OBLIGATIONS. In the event Dealer fails to comply promptly with the terms and conditions of
              Section 17(C) (Authorized Signs) or 17(D) (Use of Mazda Marks), Mazda shall have the right to enter upon Dealer's premises and remove, without notice or liability, all such signs and identifications bearing Mazda Marks. If applicable, Dealer shall obtain, in writing, the right for Mazda to enter upon any real property leased for Dealer's Business in order for Mazda to take the actions set forth in this paragraph. Dealer agrees to hold Mazda harmless from any damage to property or injury to persons reasonably incurred in connection with such removal. Dealer agrees that it shall reimburse Mazda for any costs and expenses incurred in such removal, including reasonable attorneys' fees and costs.

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18.  CAPITAL, CREDIT, RECORDS AND UNIFORM SYSTEMS.

     A. NET WORKING CAPITAL STANDARDS. The amount and structure of the net working capital required to properly conduct Dealer's Business depends upon many factors, including the nature, size and volume of Dealer's vehicle sales, service and parts operations. Dealer agrees to establish and maintain actual net working capital in an amount not less than the minimum net working capital specified in the Financial and Capital Addendum. The amount so specified is not a warranty by Mazda of the adequacy of such financial resources for the successful conduct of Dealer's Business.

          Mazda has the right, due either to changed conditions or Mazda's adoption of a new net working capital formula or standards, to require Dealer to establish and maintain a new minimum net working capital amount for Dealer's Business. If revised, Mazda shall issue and deliver to Dealer an amended Financial and Capital Addendum, and Dealer agrees to meet the new minimum net working capital requirements within a reasonable period of time.

     B. VEHICLE WHOLESALE LINE OF CREDIT. Dealer recognizes that the ability to fulfill its obligations under this Agreement depends upon maintaining a wholesale line of credit or other financial arrangements acceptable to Mazda ("FLOORING") sufficient to sustain Dealer's required new vehicle and demonstrator vehicle inventory. Dealer agrees to obtain and maintain at all times open, unencumbered, unrestricted, confirmed and adequate Flooring with a bank or financial institution, in a form and in an amount, which shall enable Dealer to perform its obligations under this Agreement, all of which must be acceptable to Mazda. Subject to the foregoing, Dealer is free to choose the bank or financial institution that will undertake its financing business (wholesale, retail or both) and the extent of such undertaking.

          All Mazda Vehicles that Dealer purchases from Mazda shall be charged to such Flooring. Mazda shall, as of the date such vehicles are reasonably expected to be delivered to Dealer, electronically draft or otherwise draw on Dealer's wholesale bank or financial institution for payment.

     C. PAYMENT TERMS AND SETTLEMENT OF ACCOUNTS. All monies or accounts due to Dealer from Mazda will be net of Dealer's obligations to Mazda on Dealer's parts/open account. Mazda may deduct or offset any amounts due, or to become due, from Dealer to Mazda. Under no circumstances will Mazda enter into a new Dealer Agreement with a transferee proposed by Dealer, unless Dealer first makes arrangements acceptable to Mazda to satisfy any outstanding obligations owed to Mazda on Dealer's parts/open account. In addition, under Dealer's buy/sell agreement with a transferee approved by Mazda, the transferee shall assume all rights and responsibilities on Dealer's open account with Mazda.

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                                                                    [MAZDA LOGO]


     D. UNIFORM ACCOUNTING SYSTEM. The accuracy and timely submission of financial information is crucial to Mazda's business decisions. Accordingly, Dealer agrees to maintain its financial books and records in accordance with requirements established by Mazda from time to time. Dealer shall furnish to Mazda complete and accurate financial and operating information by no later than the tenth (10th) calendar day of each month in the format and by the means prescribed by Mazda. This information shall include, without limitation, a complete and accurate financial and operating statement covering the preceding month and calendar year-to-date operations, and any adjusted year-end statements, showing the true condition of Dealer's Business. All such information shall be furnished by Dealer to Mazda via Mazda's electronic communications network or in hard copy, and/or in any other manner Mazda designates.

     E. RECORDS MAINTENANCE. Dealer agrees to keep and maintain complete, accurate and current records, in accordance with Mazda's Policies and Standards regarding Dealer's Business, including without limitation, its sale, lease and servicing of Mazda Products. Such records shall be retained by Dealer for the period of time as may be required by Mazda or for such longer period required by applicable law, rule or regulation. Dealer shall prepare, keep current and retain records in support of requests for reimbursement for warranty and repair work performed by Dealer in accordance with the Mazda Warranty Policies and Procedures Manual. All records shall be kept and maintained in either hard copy or electronic format. Mazda reserves the right to convert or require Dealer to convert such records to a format compatible with Mazda's systems.

     F. EXAMINATION OF DEALERSHIP ACCOUNTS AND RECORDS. Mazda, in its sole discretion, has the right during regular business hours to inspect Dealer Facilities and to examine, audit and to copy (in accordance with applicable law) all records, accounts and supporting data relating to Dealership Operations, including without limitation, sales, sales reporting, service and repair (including warranty repair) of Mazda Products by Dealer for any reason and upon notice to Dealer as appropriate under the circumstances. Dealer agrees to cooperate fully with Mazda, and its agents or representatives, in any such examination or audit. Upon Dealer's request, Mazda shall provide a copy to and review with Dealer any such written report made on the examination or audit performed on Dealer.

     G. TAXES. Dealer shall be responsible for, timely collect and duly pay all taxes, including, without limitation, sales, use and excise taxes and other governmental charges imposed, levied or based upon the purchase, sale or use of Mazda Products by Dealer, and maintain accurate records of the above. Dealer shall hold Mazda harmless from any claims for sales, use, excise, and all other kinds of taxes and other governmental charges owed by Dealer.

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     H.   CONFIDENTIALITY. Except as provided in Sections 18(D) (Uniform
          Accounting System) above and 20(A) (Rights Granted) below, Mazda agrees that it will not provide any financial information, documents or other information submitted to it by Dealer to any third party, except to Mazda's Affiliated or Related Companies, unless authorized by Dealer, required by legal process, judicial or governmental order, required to carry out the terms and conditions of this Agreement, or required to generate composite or comparative data for analytical purposes. Dealer agrees to keep confidential and not to disclose, directly or indirectly, any information that Mazda designates as confidential, unless authorized by Mazda, required by any legal process, judicial or governmental order.

          Should Mazda or Dealer be required to disclose confidential information regarding the other party pursuant to any legal process, judicial or government order, the party from whom such disclosure is sought will promptly notify the other party, with sufficient advance notice (if possible), to allow the party whose confidential information is being sought to take all appropriate legal action and intervention in response. A decision by Mazda or Dealer at any time not to challenge the disclosure of certain confidential information will not be deemed a waiver of this provision, even if the same information or similar types of information, either by the same or a different party, is sought at a later time.

     I. INFORMATION COMMUNICATION SYSTEM. To facilitate the accurate and prompt reporting of such relevant dealership operational, consumer and financial information as Mazda may require, Dealer agrees to install, maintain and update electronic communication processing facilities (both hardware and software) which are compatible with and which will facilitate the transmission and reception of such information on the electronic communications network Mazda uses. Dealer shall utilize such information systems in accordance with Mazda's Policies and Procedures.

     J. SALES REPORTING OBLIGATIONS BY DEALER. Dealer agrees to report accurately to Mazda, together with such information as Mazda may reasonably require, the delivery of each new Mazda Vehicle to a purchaser by no later than the second (2nd) business day following the day that the vehicle is registered or reported as sold to the appropriate state agency, whichever is earlier. Dealer also agrees to furnish Mazda with such other reports, in such form as Mazda may reasonably require, from time to time.

19. EVALUATION OF DEALER PERFORMANCE. Dealer acknowledges the importance of its overall performance in order to achieve the purposes and objectives of this Agreement. Mazda shall periodically and continually evaluate Dealer's performance, as provided in Mazda's Policies and Procedures, in the areas of sales, service and parts, facilities and location, financial resources and capitalization and customer satisfaction, based upon such reasonable criteria as Mazda may establish from time to time. Mazda agrees to review such periodic evaluations with Dealer and to provide Dealer with a copy of such periodic evaluations.

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20. RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE BY MAZDA.

     A. RIGHTS GRANTED. If a proposal to sell the Dealer's assets or transfer or assign a majority or controlling interest in Dealer is submitted by Dealer to Mazda, subject to applicable law, Mazda has a right of first refusal or option to purchase the dealership assets or interests, including any leasehold interests or realty (if included in the proposed transfer agreement), on the same or substantially the same terms as those offered in such bona fide ownership transfer proposal and as agreed upon between the parties thereto. Mazda's exercise of its right or option under this Section supersedes (i) any right or attempt by Dealer to transfer or assign dealership assets, and (ii) any right or attempt to transfer or assign a majority or controlling interest in Dealer, except as provided in Section 21 (Succession Rights).

          In the case of a proposed transfer by a living majority or Controlling Owner to an Heir, Mazda shall notify Dealer in writing, within a reasonable time frame, or such time frame as required by law, if the proposed transfer will not be approved and whether Mazda is exercising its right of first refusal or option. Within fifteen (15) days after Mazda has notified Dealer of Mazda's exercise of its right of first refusal or option, Dealer may notify Mazda in writing that Dealer has decided not to transfer ownership and that Dealer withdraws the submission of the buy/sell agreement to Mazda. Upon such written notice, Mazda's right of first refusal or option shall terminate on that particular proposal.

          In the event of the death or Incapacity of the majority or Controlling Owner of Dealer, subject to applicable law and the terms of Section 21 (Succession Rights), Dealer's Heirs, at their discretion, may request that Mazda purchase the dealership assets or stock, including any leasehold interests or realty, at fair market value. If Mazda chooses to exercise this option, the terms and conditions of Mazda's purchase of the dealership assets or stock shall be determined in good faith negotiations between the parties. If an agreement cannot be reached, those terms shall be exclusively determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The site of the arbitration shall be the office of the American Arbitration Association in the locality of Mazda's principal place of business.

          Mazda's right or option may be assigned by it to any third party, and Mazda hereby guarantees the full payment to Dealer of the purchase price as agreed upon by Dealer and Mazda and to be paid by such assignee. Mazda may disclose the terms of any pending buy/sell agreement and any other relevant dealership performance information to any potential assignee; provided, that the potential assignee agrees to maintain the confidentiality of the information to be disclosed. Mazda's rights under this Section shall be binding on and enforceable against any successor in interest to Dealer or purchaser of Dealer's assets or stock.

                                                                         Page 17
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     B.   EXERCISE OF MAZDA'S RIGHTS. Subject to applicable law, Mazda shall have thirty (30) days from each of the following events within which to give notice of its decision to exercise its right of first refusal or option to purchase:

          (i) Mazda's receipt of all data and documentation customarily required by it to evaluate a proposed transfer or assignment of a majority or controlling interest in Dealer;

          (ii) Mazda's receipt of written notice, or its independent determination, of the death or Incapacity of the majority or Controlling Owner of Dealer; or

          (iii) Mazda's disapproval of any application submitted by an Owner's Heir(s) pursuant to Section 21 (Succession Rights).

          If under Section 20(B)(ii) above, Mazda independently determines that the death or Incapacity of the majority or Controlling Owner of Dealer has occurred, Mazda shall contact Dealer's Heir in writing, by first class registered mail, to confirm that the death or Incapacity has in fact occurred. Dealer's Heir shall have thirty (30) days from the date of Mazda's notice to respond to Mazda. If Dealer's Heir fails to respond timely to Mazda's notice, then Mazda may exercise its option to purchase as set forth above.

          Subject to applicable law, Mazda's exercise of its right of first refusal or option under this Section is not dependent upon, and does not require, prior consideration by Mazda of the proposed buyer or transferee, or refusal by Mazda to approve the proposed buyer or transferee.

     C. RIGHT OF FIRST REFUSAL. If Dealer has entered into a bona fide written agreement to sell its dealership assets or stock, subject to applicable law, Mazda's right under this Section is a right of first refusal, enabling Mazda to assume the buyer's rights and obligations under such agreement, and to terminate this Agreement and all rights granted to Dealer. Mazda may take reasonable steps to determine whether the buy/sell agreement is bona fide. Upon Mazda's request, Dealer agrees to provide documents relating to the proposed sale or transfer and any other information which Mazda deems appropriate, including, without limitation, those reflecting other agreements or understandings between the parties to the buy/sell agreement. Refusal to provide such documentation or to state in writing that no such documents exist shall create the presumption that the buy/sell agreement is not a bona fide agreement.

     D. OPTION TO PURCHASE. In the event of the death or Incapacity of the majority or Controlling Owner of Dealer or if Dealer submits a proposal which Mazda reasonably believes is not bona fide on Dealer's part, Mazda has the option to purchase the principal assets of Dealer utilized in Dealer's Business, including real estate and leasehold interests, and to terminate this Agreement and the rights granted to Dealer. The terms and conditions of the purchase of the

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          dealership assets shall be determined in good faith negotiations between the parties. If an agreement cannot be reached, those terms shall be exclusively determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The site of the arbitration shall be the office of the American Arbitration Association in the locality of Mazda's principal place of business.

     E. DEALER'S OBLIGATIONS. Upon Mazda's exercise of its right or option, and tender of performance, Dealer shall, as soon as possible, transfer the affected real property, including any easements, by warranty deed or its equivalent, conveying marketable title free and clear of all liens, claims, mortgages, encumbrances, interests and occupancies. The warranty deed or its equivalent shall be in proper form for recording, and Dealer shall deliver the original, executed deed, and complete possession of the property at the time of closing. Dealer shall also furnish to Mazda all copies of any permits, licenses, or other documents affecting the property or Dealership Operations, and shall assign or transfer to Mazda any permits, licenses, or other rights that are necessary or desirable for the use of the property or the conduct of such Dealership Operations. Dealer shall also immediately execute and deliver to Mazda instruments satisfactory to Mazda conveying title to all affected personal property and leasehold interests involved in the transfer or sale to Mazda. If any personal property is subject to any lien or charge of any kind, Dealer agrees to procure the discharge, release and satisfaction of such lien or charge prior to the closing of the transfer or sale of such property to Mazda.

     F. NO APPLICABILITY TO NOMINEE SUCCESSOR. This Section 20 (Right of First Refusal or Option to Purchase by Mazda) is not applicable to the proposed transfer of assets or ownership to a candidate who has been and continues to be approved by Mazda to be Dealer's Nominee Successor pursuant to Section 21(C) (Nomination of Successor Prior to Death or Incapacity of Owner).

21.  SUCCESSION RIGHTS.

     A. SUCCESSOR TO OWNERSHIP AFTER DEATH OF OWNER. In the event that an Owner dies and his or her interest in the dealership passes directly to any Heir(s) who wish to succeed to Owner's interest, then within sixty (60) days of the death of the Owner, Owner's legal representative must: (i) notify Mazda of such Heir's or Heirs' intent to succeed Owner, and (ii) designate a proposed General Manager for Mazda's approval. The effect of such notice from Owner's legal representative shall be to suspend any notice by Mazda of its intent to exercise its right of first refusal or option to purchase under
          Section 20 (Right of First Refusal or Option to Purchase by Mazda).

          Upon delivery of such notice to Mazda, Owner's legal representative shall immediately request: (i) any person(s) it has identified to Mazda as intending to succeed Owner, and (ii) the designated candidate for General Manager (if any change in General Manager is proposed),


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          to submit application(s) to Mazda and to provide Mazda with all personal and financial (if applicable) information that Mazda may reasonably and customarily require in its review of such applications. All requested information must be provided promptly to Mazda and in no case later than thirty (30) days after receipt by each of the proposed successor(s) or candidate of the request for information from Owner's legal representative. Upon the submission of all requested information, Mazda agrees to review such application(s) pursuant to the then-current criteria generally applied by Mazda in qualifying dealer Owners and/or General Managers. Mazda shall either approve or disapprove the application(s) within ninety (90) days of full compliance with all Mazda's requests for information. If Mazda approves the application(s), it shall offer to enter into a new Mazda Dealer Agreement with Owner's Heir(s) in the form then currently in use, for a one (1) year term and subject to such additional conditions as Mazda deems reasonably appropriate.

          Mazda may reinstate or issue a notice of termination, notice of intent to exercise its right of first refusal, or option to purchase in the event that:

          (i) Mazda does not approve the designated Heir(s) or candidate for General Manager; or

          (ii) The Owner's legal representative withdraws his or her notice of the Heir'(s) intent to succeed as Owner(s); or

          (iii) The legal representative or any proposed owners or General Manager fails to timely provide the required information.

          Nothing in this Section shall constitute a waiver of Mazda's right under Section 20 (Right of First Refusal or Option to Purchase by Mazda) to exercise its right of first refusal or option to purchase.

     B. INCAPACITY OF OWNER. Mazda may terminate this Agreement when an Incapacitated Owner also is the General Manager identified in accordance with this Agreement.

          Prior to the effective date of any notice of termination, an Incapacitated Owner who is also the General Manager, or his or her legal representative, may propose a new candidate for the position of General Manager. Such proposal shall be in writing and shall suspend any pending notice of termination and/or notice of Mazda's intent to exercise its right of first refusal or option to purchase until Mazda advises Dealer of its approval or disapproval of the new candidate. Upon Mazda's receipt of the notice of the proposed new General Manager, Mazda and Dealer shall follow the qualification procedures set forth above in subsection 21(A) (Successor to Ownership After Death of Owner).

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                                                                    [MAZDA LOGO]

     C. NOMINATION OF SUCCESSOR PRIOR TO DEATH OR INCAPACITY OF OWNER. An Owner owning a majority interest in Dealer may nominate a candidate ("NOMINEE SUCCESSOR") to assume such ownership and/or the position of General Manager of the dealership upon his or her death or Incapacity. The form for such nomination is attached as the Nominee Successor Addendum.

          As soon as is practicable after such nomination, Mazda shall request such personal and financial and other information from the Nominee Successor as Mazda reasonably and customarily may require in evaluating a Nominee Successor. Mazda shall apply criteria that Mazda then currently uses in qualifying Owners and/or General Managers of authorized dealers. Upon receipt of all requested information, Mazda shall either approve or disapprove such Nominee Successor. Approval by Mazda shall not be unreasonably withheld. In the event of the death or Incapacity of the nominating Owner, Mazda shall enter into a new Mazda Dealer Agreement with the approved Nominee Successor for a term of one
          (1) year.

          If Mazda does not initially qualify the proposed Nominee Successor, Mazda agrees, upon Dealer's written request, to review the reason(s) for its decision with Owner. Owner is free at any time to renew or withdraw a nomination, prior to his/her death or Incapacity even if Mazda has previously qualified said Nominee Successor. However, as is always the case, any new or renominated Nominee Successor must qualify pursuant to the then current criteria.

          During periodic evaluations of Dealer, the Nominee Successor shall be re-evaluated by Mazda. Mazda shall evaluate the Nominee Successor using standard methods and Policies and Procedures, which may change from time to time.

          Mazda agrees that Dealer may re-nominate the previously approved Nominee Successor after the expiration of this Agreement, and Mazda shall re-approve such nomination provided: (i) Mazda and Dealer have entered into a new Mazda Dealer Agreement; and (ii) the proposed Nominee Successor complies with the criteria that Mazda then currently uses in qualifying such Nominee Successors.

22. TERMINATION.

     A. VOLUNTARY TERMINATION BY DEALER. Dealer may voluntarily terminate this Agreement at any time by delivery of written notice to Mazda. Termination shall be effective thirty (30) days after receipt by Mazda of Dealer's notice, unless the parties agree otherwise in writing.

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     B.   TERMINATION FOR CAUSE BY MAZDA.

     (i) IMMEDIATE TERMINATION. Dealer and Mazda agree that any instance of the following conduct is so contrary to the goals, purposes and objectives of this Agreement as to warrant its immediate termination upon written notice by Mazda to Dealer:

          (a) Dealer fails to conduct any of its customary Dealership Operations for seven (7) consecutive business days during Dealer's customary business hours, except if caused by an event beyond Dealer's control, such as fires, floods, earthquakes, or other acts of God, or government action;

          (b) Dealer becomes insolvent or is unable or unwilling to pay debts as they become due; a voluntary or involuntary petition is filed by or on behalf of Dealer under federal or state bankruptcy laws which seeks (or is converted to seek) the liquidation of the Dealership which is not vacated within thirty (30) days from its institution (or conversion); Dealer executes an assignment for the benefit of creditors; a receiver, trustee or another officer having similar powers is appointed for Dealer and is not removed within thirty (30) days from such appointment; or there is any levy under attachment, foreclosure, execution or similar process which is not vacated or removed within ten (10) days from the date of such levy;

          (e) Dealer, or any Owner, shareholder, member, partner, director, officer (collectively, "DEALER PARTY"), or parent company of Dealer, is convicted of a felony or enters a plea of guilty to a felony charge, which potentially results in a significant adverse effect either on Dealer's Business or on the reputation of Dealer, Mazda or Mazda Dealers generally. Provided, however, that if the subject Dealer Party owns a minority interest, or no interest, in Dealer, upon written notice from Mazda, Dealer shall have a reasonable period of time as set forth in such notice, to disassociate from the Dealer Party in question through means and in a manner acceptable to Mazda.

          (d) Any Dealer Party makes any material misrepresentation to Mazda, or omits to state a material fact, including, but not limited to, any misrepresentations or omissions made by any Dealer Party to Mazda in applying for this Agreement or for approval as Owner or General Manager of Dealer;

          (e) Dealer fails to obtain, maintain and keep current and in full force and effect those essential licenses, permits or authorizations necessary for the conduct of Dealer's Business; or

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          (f)  Dealer makes any attempted or actual sale, transfer or assignment of this Agreement, of any of Dealer's rights under this Agreement, or of the principal assets necessary for the performance of Dealer's responsibilities under this Agreement, whether by operation of law or otherwise, without the prior written approval of Mazda.

     (ii) TERMINATION FOR FAILURE TO CURE. Dealer and Mazda agree that any of the following conduct violates the terms and conditions of this Agreement, and if Dealer engages in such conduct and such conduct is not cured within a reasonable period of time, as stated by Mazda in writing, or such other notice period as may be required by law, Mazda shall have the right to terminate this Agreement immediately upon written notice to Dealer.

          (a) Appointing a General Manager without Mazda's prior written approval;

          (b) Failing to make any undisputed substantial payments to Mazda when due;

          (c) Any undertaking by Dealer to conduct, directly or indirectly, any of the Dealership Business at a location or facility other than the Authorized Location(s) specified in the then-current Facilities Addendum;

          (d) Failing to establish or maintain available and unencumbered during the term of this Agreement the required Flooring line or net working capital;

          (e) Any dispute, disagreement or controversy between persons who constitute Dealer Party that, in the reasonable opinion of Mazda, adversely affects the ownership, operation, management, business, reputation or interests of Dealer or Mazda such that Dealership Operations can no longer be conducted in the normal course of business or there is danger that Dealer's property or business will be impaired or lost;

          (f) Engaging in serious disreputable conduct resulting in a significant adverse effect either on Dealer's Business or on the reputation of Dealer, Mazda or Mazda Dealers generally;

          (g) Impairment of the financial standing of Dealer or Dealer's parent company significantly below Mazda's guidelines subsequent to the execution of this Agreement;

          (h) Refusing to permit Mazda to examine or audit Dealer's records, or to provide Mazda with such records, as provided in this Agreement;

          (i) Failing to furnish in a timely manner to Mazda all required sales or financial information and related supporting information in the required format;

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          (j)  Knowing submission by any Dealer Party to Mazda of any false or fraudulent: (i) report or statement; (ii) claim for payment, reimbursement or any other financial benefit; (iii) financial information; or (iv) sales reporting data; or

          (k) Any Dealer Party: (i) willfully fails to comply with laws or final judicial orders relating to the essence of Dealer's Business provided, however, that if the subject Dealer Party owns a minority interest, or no interest, in Dealer, upon written notice from Mazda, Dealer shall have a reasonable period of time as set forth in such notice, to disassociate from the Dealer Party in question through means and in a manner acceptable to Mazda; or (ii) is in material breach or willfully violates any term or provision of this Agreement.

     (iii) TERMINATION FOR FAILURE OF PERFORMANCE. If Mazda concludes that

           Dealer has failed to perform adequately as to its facilities, location, sales, service, parts or customer satisfaction responsibilities, Mazda shall notify Dealer in writing of such failure(s). Mazda shall endeavor to review promptly with Dealer the nature and extent of such failure(s), and shall grant Dealer a reasonable opportunity, or such period as may be required by law, to correct such failure(s). If Dealer fails or refuses to correct all such failure(s) prior to the expiration of such notice period, Mazda may terminate this Agreement immediately or after such notice period as may be required by law. The provisions of this Section 22(B)(iii) shall not be applicable where Dealer has committed any act or omission giving rise to a notice of termination under any other section of this Agreement.

     C. MANNER OF NOTICE OF TERMINATION. Any notice of termination must be in writing and must be delivered by overnight mail or certified mail, return receipt requested, or delivered in person as set forth below. Any notice by Mazda to Dealer shall be delivered to Dealer or its General Manager at Dealer's Authorized Location, or delivered in person to the dealership. In the event that the Dealer's Business is not open at its Authorized Location during normal business hours, or it is otherwise not reasonable to deliver such notice to Dealer at the Authorized Location, Mazda may cause such notice, or a copy thereof, to be delivered to the residential address last listed in Mazda's records for the majority or Controlling Owner of Dealer or Dealer's General Manager. Any notice by Dealer to Mazda must be delivered to Mazda at the regional office having responsibility for Dealer's Authorized Location. Notice of termination shall be effective as stated in the notice or as required under applicable law.

     D. FURTHER TRANSACTIONS AFTER NOTICE OF TERMINATION. Upon receipt of any notice of termination or non-renewal, Dealer and each Dealer Party agree to conduct themselves and Dealership Operations until the effective date of termination or non-renewal in a manner that will not injure the reputation or goodwill of the Mazda Marks or Mazda. Dealer agrees to cooperate with Mazda to unwind the Dealership Business in a timely manner. If Mazda accepts any orders from Dealer or otherwise transacts business with Dealer after the expiration or

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         termination of this Agreement, all such transactions shall be governed by terms identical to those in this Agreement. Further, the acceptance of orders by Mazda or transaction of other business between Mazda and Dealer shall not waive the expiration or termination, or constitute an extension or renewal of this Agreement.

      E. REPURCHASE PROVISIONS.

         (i) DEALER'S OBLIGATIONS. Mazda's obligations to repurchase the items set forth below are contingent upon Dealer fulfilling the following obligations:

              (a) Within thirty (30) days after the expiration or the effective date of termination of this Agreement, Dealer must deliver to Mazda a detailed inventory of all items it requests Mazda to repurchase in accordance with this Section 22(E) and shall certify that such lists are true and accurate.

              (b) Dealer shall be entitled to request repurchase of only those items which were originally purchased directly from Mazda, unless Mazda agrees otherwise.

              (c) Dealer shall remove, at its own expense, all signs bearing
                  Mazda Marks from Dealer's Authorized Location(s) or from the dealership before it is eligible for payment for any repurchased items pursuant to this Section 22(E).

              (d) Except as otherwise provided in Section 22(D) (Further
                  Transactions After Notice of Termination), Dealer shall immediately, upon expiration or termination of this Agreement, cease to be, act as, or represent itself to be an authorized dealer of Mazda Products.

         (ii) MAZDA'S OBLIGATIONS. Upon the expiration or termination of this Agreement (other than pursuant to an approved agreement to sell the Dealer's Business or assets or to otherwise transfer the ownership of Dealer), Mazda shall repurchase the following from
              Dealer:

              (a) New, unused, never titled, unmodified, undamaged, current model year Mazda Vehicles with less than 100 miles, or otherwise specified by Mazda, then unsold in Dealer's inventory. The repurchase prices of such Mazda Vehicles shall be the same as the prices at which the Mazda Vehicles were originally purchased by Dealer, less freight and all prior refunds or other allowances made by Mazda to Dealer for such Mazda Vehicles.

              (b) New, unused and undamaged Mazda Parts and Accessories, contained in the original packaging, then unsold in Dealer's inventory which are in good and saleable condition. The repurchase prices for such parts and accessories shall be at a price equal to

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                 the then-current price established by Mazda for the sale to
                 Mazda Dealers of identical Mazda Parts and Accessories, less Mazda's then-current charge for the cost of handling and restocking.

             (c) Special service tools owned by Dealer which are especially designed for servicing Mazda Vehicles and specifically recommended by Mazda, and signs that Mazda has recommended for identification of Dealer which are owned by Dealer. The repurchase prices for such special service tools and signs shall be the price paid by Dealer, less appropriate depreciation as stated in the then current Mazda Policies and Procedures, or such other prices as the parties may agree upon.

       (iii) DELIVERY. Mazda shall furnish Dealer with shipping instructions, and Dealer shall make delivery of the items to be repurchased, transportation charges prepaid, to destinations within the United States as designated by Mazda. Dealer agrees to take any action and execute and deliver such instruments as may be required by Mazda to convey to Mazda or its nominee good and marketable title to the property upon delivery to Mazda or the shipper, to comply with applicable state law relating to bulk sales or transfers, and to satisfy and discharge any liens or encumbrances on the property prior to delivery and Mazda's repurchase of such items.

        (iv) PAYMENT BY MAZDA. Mazda shall pay Dealer for such items as Dealer may request be repurchased and that qualify under this Section 22(E) as soon as practicable after Dealer's compliance with all relevant obligations set forth in this Agreement and upon computation of any outstanding indebtedness of Dealer to Mazda. Mazda shall have the right to offset any amounts due under this Agreement to Dealer, or to any financial institution or any other person which has legal rights thereto, against the total sum of Dealer's outstanding indebtedness to Mazda. All or part of the repurchase payment may be made by Mazda, at its option, to any financial institution or other person which has legal rights thereto, to discharge any lien or encumbrance on the property. If Dealer disagrees with Mazda's valuation of any item to be repurchased, and Dealer and Mazda have not resolved their disagreement within sixty (60) days after the effective date of termination or expiration of this Agreement, Dealer's exclusive remedy to recover any additional sums that it believes are due under this Section 22(E) shall be by resort to any existing Alternative Dispute Resolution program. If no Alternative Dispute Resolution program then exists, Dealer's exclusive remedy shall be by resort to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The site of the arbitration shall be at the office of the AAA in the locality of Mazda's principal place of business.

         (v) CUSTOMER RECORDS. Immediately upon expiration or termination of this Agreement, Dealer shall provide Mazda with a copy of its customer records and inform Mazda of all unfilled

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                                                                    [MAZDA LOGO]

              orders for sale of Mazda Products by Dealer. Mazda reserves the right to have such orders filled by other Mazda Dealers.

23. MANAGEMENT OF DISPUTES.

     A. ALTERNATIVE DISPUTE RESOLUTION PROGRAMS. Mazda and Dealer acknowledge that disputes concerning this Agreement may arise which the parties cannot resolve. To minimize the effects of such disputes on their business relationship, the parties agree to participate in Alternative Dispute Resolution ("ADR") programs, including mediation, which Mazda may establish, in its sole discretion, from time to time.

          It is expressly understood that, unless otherwise specified in this Agreement, the final decision of any ADR program shall be binding upon Mazda, but will not be binding upon Dealer. The parties' commitment to support and participate in ADR programs specifically is not a waiver of Dealer's right to later resort to litigation before any judicial or administrative forum. A written agreement between the parties to submit a particular dispute to an ADR program shall suspend the running of any applicable statute of limitations as to that dispute for the duration of the parties' participation in the program.

     B. MUTUAL RELEASES. Each party hereby releases the other from any and all claims (including attorneys' fees and costs) and causes of action that it may have against the other for money damages (except for accounts payable by one party to the other as a result of the purchase of any Mazda Products, audit adjustments or reimbursement for any services and except for any claims either may have under Section 24 (Defenses and Indemnification) under this Agreement) arising from any event occurring (i) prior to the date of execution of this Agreement, or
          (ii) prior to the effective date of any agreement, which has been approved by Mazda and in which Dealer transfers the assets or stock of Dealer to a third party. This release does not extend to claims which either party does not know or reasonably suspect to exist in its favor at the time of the execution of this Agreement.

24. DEFENSE AND INDEMNIFICATION.

     A. BY DEALER. Subject to Section 24(C) below (Conditional Defenses and/or Indemnification) and upon Mazda's written request:

          (i) Dealer shall defend Mazda against any and all claims that may arise, commence or be asserted against Mazda in any action concerning or alleging:

               (a) Dealer's failure to comply, in whole or in part, with any of Dealer's obligations under this Agreement;

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               (b)  Any negligence, error, omission or act of Dealer in
                    connection with the preparation, repair or service (including warranty service, goodwill adjustments, and campaign inspections and corrections) by Dealer of Mazda Products, contrary to the express written or verbal instructions of Mazda, or any loss related to other motor vehicles or equipment (other than Mazda Vehicles or Products) as may be sold, serviced, repaired or installed by Dealer;

               (c) Any modification, conversion or alteration made by, or on behalf of, Dealer to a Mazda Product, except those made pursuant to the express written instruction or with the express written approval of Mazda;

               (d) Dealer's breach of any agreement between Dealer and Dealer's customer or other third party;

               (e) Misleading, libelous or tortious statements, misrepresentations or deceptive or unfair practices by Dealer, directly or indirectly, to Mazda, a customer or other third party;

               (f) Dealer's breach of any contract or warranty other than a contract with, or warranty of, Mazda or the manufacturer of a Mazda Product; or

               (g) Any change in the employment status, or in the terms of employment, of any officer, employee or agent of Dealer or any Owner, or General Manager, including, but not limited to, any and all claims arising out of or in any way connected to the hiring, retention or termination of any person by Dealer, claims of unlawful discrimination, harassment, wrongful discharge or termination, breach of the covenant of good faith and fair dealing, breach of contract, interference with contractual relations or economic advantage, intentional and/or negligent infliction of emotional distress, defamation, negligent hiring, and any violations of laws, rules or regulations involving environmental or work place practices or conditions.

          (ii) Dealer shall indemnify and hold Mazda harmless from any and all settlements made and final judgments rendered with respect to any claims described above in Section 24(A)(i).

          (iii) Mazda shall promptly notify Dealer in writing of any claims for which Mazda requests indemnification from Dealer. However, Mazda shall pay all costs of its own defense incurred prior to Dealer's prompt and timely assumption of Mazda's defense and thereafter to the extent that Mazda employs attorneys in addition to those selected by Dealer.

     B. BY MAZDA. Subject to Section 24(C) below (Conditional Defenses and/or Indemnification) and upon Dealer's written request:

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                                                                    [MAZDA LOGO]



          (i) Mazda shall defend Dealer against any and all claims that may arise, commence or be asserted against Dealer in any action concerning or alleging;

               (a) Bodily injury or property damage arising out of any occurrence caused solely by a manufacturing or design defect or alleged manufacturing or design defect in a Mazda Product supplied by Mazda (except for any manufacturing or design defect in tires) which has not been altered, converted or modified by or for Dealer, provided that the defect could not have reasonably been discovered by Dealer during the pre-delivery inspection or service or installation of the Mazda Product;

               (b) Any substantial damage occurring to a new Mazda Product and repaired by Mazda prior to the time it was delivered to Dealer's Authorized Location or to a carrier for transportation to Dealer, whichever occurred first, provided Mazda failed to notify Dealer of such damage and repair prior to delivery of the Mazda Product to the first retail customer; or

               (c) Breach of Mazda's warranty of a Mazda Product which is not, in whole or part, the result of Dealer's sales, service or repair practices or conduct. Dealer has an affirmative obligation to notify Mazda immediately of any instance where there are multiple repairs to the same component or vehicle, in accordance with guidelines or instructions issued by Mazda to Mazda Dealers from time to time.

               (d) Purported misrepresentations, misleading statements, unfair or deceptive trade practices of Mazda.

          (ii) Mazda shall indemnify and hold Dealer harmless from any and all settlements made which are approved by Mazda and final judgments rendered with respect to any claims described above in Section 24(B)(i).

          (iii)Dealer shall promptly notify Mazda in writing of any claims for which Dealer requests indemnification from Mazda. However, Dealer shall pay all costs of its own defense incurred prior to Mazda's prompt and timely assumption of Dealer's defense and thereafter to the extent that Dealer employs attorneys in addition to those selected by Mazda.

          (iv) Mazda may offset: (a) amounts paid or incurred as a result of Mazda's indemnification obligations under this Section against
               (b) any recovery on Dealer's behalf, including, without limitation, attorneys' fees and costs and the amount of any settlement or judgment.

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     C. CONDITIONAL DEFENSE AND/OR INDEMNIFICATION.

          (i) If the allegations asserted in any action or if any facts established during or with respect to any action would require Dealer to defend and indemnify Mazda under Section 24(A) and Mazda to defend and indemnify Dealer under Section 24(B), Mazda and Dealer shall each be responsible for its own defense in such an action, and there shall be no obligation or responsibility in connection with any defense, judgment, settlement or expenses of such action as between Mazda and Dealer.

          (ii) The obligations of Dealer and Mazda to defend, indemnify and hold harmless are expressly conditioned and subject to all of the following terms:

               (a) The party initially requesting defense and/or indemnification ("INDEMNIFIED PARTY") shall make such request in writing and deliver the request to the other party ("INDEMNIFYING PARTY") within twenty (20) days of service of any legal process or within twenty (20) days of discovery of facts giving rise to indemnification, whichever is sooner.

               (b) The Indemnified Party covenants, represents and warrants that it, its agents and employees have not permitted a default judgment to be entered and have not made any direct or indirect admissions of liability, and are not aware of any credible evidence to support any independent claim of liability or lack of unity of interest.

               (c) The Indemnifying Party shall have sixty (60) days from receipt of a request in writing to conduct an investigation or otherwise determine whether or not, or under what conditions, it shall agree to defend and/or indemnify.

               (d) During the pendency of a request for defense and/or indemnification, and thereafter, the Indemnified Party shall have a continuing duty to avoid undue prejudice to the Indemnifying Party and to mitigate damages. The Indemnified Party shall protect its own interests until a decision has been made to assume the defense and/or provide the indemnification.

               (e) The Indemnified Party must cooperate fully (including, without limitation, in the determination of whether there is a duty to defend and/or indemnify) in the defense and any settlement of such action in such manner and to such extent as the Indemnifying Party may reasonably require. This cooperation shall include, without limitation, providing such written, electronic or oral information as the Indemnifying Party reasonably requires.

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                                                                    [MAZDA LOGO]




               (f) The Indemnified Party must withdraw any actions (including cross-claims) arising out of the circumstances for which the Indemnified Party seeks indemnity and filed by it against the Indemnifying Party and/or any Affiliated or Related Companies or other company having an interest in any of these entities.

               (g) The Indemnifying Party shall have the right to engage and direct counsel of its own choosing. The Indemnified Party consents to the employment of attorneys selected by the Indemnifying Party, and agrees to waive any conflict of interest then in existence or which may later arise, thereby enabling the Indemnifying Party's selected attorneys to represent the Indemnifying Party throughout the defense of the claim. The Indemnified Party may engage counsel to represent it in any matter, in addition to or instead of counsel engaged by the Indemnifying Party, at the Indemnified Party's own expense.

               (h) If subsequent developments in a case, supported by credible evidence, cause a party to reasonably conclude that the allegations, which initially precluded a request or acceptance of a request for defense and/or indemnification, are meritless or no longer at issue, then the request may be re-tendered.

               (i) No party shall be required to agree to such a subsequent request or re-tender of defense and/or indemnification where that party would be unduly prejudiced by such delay. Initial rejection by any party of defense and/or indemnification is not a waiver of the right to re-tender timely,

               (j) A party agreeing to defend and/or indemnify may make its written agreement conditioned upon the continued existence of the state of facts as then known as well as such other reasonable conditions as may be dictated by the particular allegations or claims.

               (k) In the event that subsequent developments in a case make clear that the allegations which initially justified acceptance of a request for a defense and/or indemnification are no longer at issue in such case or that the claims no longer meet the description of those for which indemnification is required under this Agreement, or that false or misleading information was provided, or material information was omitted previously which led to the agreement to indemnify, or the Indemnified Party fails to reasonably cooperate with the Indemnifying Party, any party providing a defense and/or indemnification under this Agreement may terminate such defense and/or indemnification of the other party without further liability or obligation.

                    The Indemnifying Party withdrawing its defense and/or indemnification shall give notice of its withdrawal to the Indemnified Party, which shall be effective upon receipt. The Indemnifying Party shall be responsible for all costs and expenses of defense up

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


[MAZDA LOGO]

                    to the date of the Indemnified Party's receipt of the notice of withdrawal, except for those reasonable costs and expenses, including reasonable attorneys' fees, incurred solely for the benefit of the Indemnified Party.

     D. SURVIVAL. The parties agree that the defense, indemnification and hold harmless obligations of this Agreement shall survive the termination of this Agreement.

25. GENERAL PROVISIONS.

     A. NOTICES. Except as otherwise specifically provided in this Agreement, any notice required to be given by either party to the other shall be in writing and delivered personally or by certified mail, return receipt requested, and shall be effective either as stated in the notice, or if not stated, immediately on the date of receipt. Notices to Dealer shall be directed to Dealer or its General Manager at Dealer's Authorized Location, or to the residential address last listed in Mazda's records for the majority or Controlling Owner of Dealer or Dealer's General Manager. Notices to Mazda shall be directed to the appropriate Regional Office of Mazda, to the attention of the Regional Manager.

     B. NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision in this Agreement shall in no way affect the right of such party to require such performance at any time thereafter, nor shall any waiver by any party of a breach of any provision in this Agreement constitute a waiver of any succeeding breach of the same or any other provision, nor constitute a waiver of the provision itself.

          Any continuation of business relations between the parties following expiration of this Agreement shall not be deemed a waiver of the expiration nor shall it imply that either party has committed to continue to do business with the other at any time in the future. Should this Agreement be renewed or any other form of agreement be offered to Dealer, Mazda reserves the right to offer an agreement of a length of term and upon such additional conditions as it deems reasonable.

     C. SOLE AGREEMENT OF THE PARTIES. There are no prior agreements or understandings, either oral or written, between the parties affecting this Agreement or relating to the sale or service of Mazda Products, except as otherwise specifically provided for or referred to in this Agreement. Mazda has relied upon Dealer's Representations in entering into this Agreement. Dealer acknowledges that no representations or statements, other than those expressly set forth in this Agreement, were made by Mazda or any officer, employee, agent or representative of Mazda, or were relied upon by Dealer in entering into this Agreement. This Agreement cancels and supersedes all previous agreements between the parties relating to the subject matters covered in this Agreement. No change or addition to, or deletion of, any portion of

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          this Agreement shall be valid or binding upon the parties to this
          Agreement unless the same is approved in writing by an officer of each party.

     D. NO AGENCY RELATIONSHIP. Dealer and Mazda are and operate as independent businesses from each other. This Agreement is not a property right and does not make Dealer, Owners, Mazda, or employees of Dealer or Mazda, or other Mazda Dealers, the agent, partner, joint venturer, or legal representative of each other for any purpose whatsoever. None of the parties to this Agreement, or any of their employees or any other persons acting on their behalf are granted any express or implied right or authority to assume or create any obligation on behalf of, or in the name of, the other party or to bind the other party in any manner whatsoever.

     E. ASSIGNMENT OF RIGHTS OR DELEGATION OF DUTIES. This is a personal service agreement by Dealer, Owners and General Manager and may not be assigned or sold in whole or in part, directly or indirectly, voluntarily or by operation of law, by them without the prior written approval of Mazda. Any attempted transfer, assignment or sale without Mazda's prior written approval is a material breach of this Agreement and will be void and not binding upon Mazda.

     F. NO FRANCHISE FEE. Dealer and each Dealer Party warrants that it has paid no fee, nor has it provided any goods or services in lieu of same, to Mazda or any other party in consideration of entering into this Agreement. The sole consideration for Mazda's entering into this Agreement is Dealer's, Owners' and General Manager's ability, integrity, assurance of personal services and expressed intention to deal according to applicable laws, fairly and equitably with Mazda, Mazda Dealers and the public.

     G. SEVERABILITY. If any provision of this Agreement should be held invalid or unenforceable for any reason whatsoever, or conflicts with any applicable law, this Agreement will be considered divisible as to such provision, and such provision will be deemed amended to comply with such law, or if it cannot be so amended without materially affecting the meaning, duties or rights of the parties to the Agreement, then it will be deemed deleted from this Agreement in such jurisdiction, and in either case, the remainder of the Agreement will be valid and binding to the greatest extent permitted under the law.

     H. NEW FORM OF DEALER AGREEMENT. If Mazda at any time offers a new form of Mazda Dealer Agreement to Mazda Dealers generally, Mazda may terminate this Agreement by written notice to Dealer which offers the new form of Dealer Agreement to Dealer. The termination shall be effective ninety (90) days after Dealer receives such notice or on the date upon which the new Mazda Dealer Agreement between Mazda and Dealer is executed, whichever is earlier.

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     I.   BENEFIT. This Agreement is entered into by and between Mazda and
          Dealer for their sole and mutual benefit. Neither this Agreement nor any specific provision contained in it is intended or shall be construed to be for the benefit of any third party.

     J. NO FIDUCIARY RELATIONSHIP. This Agreement shall not be construed to create a fiduciary relationship between Dealer and Mazda.

     K. NO JOINT EMPLOYMENT. Dealer acknowledges that it has assumed obligations under this Agreement to use its best efforts to sell and service Mazda Products, to increase the future growth in Mazda Product sales and service through increased customer satisfaction and other obligations related to the operation of the dealership and recognizes the necessity to employ and train qualified personnel to satisfy these commitments. To this end, Dealer agrees to employ only qualified persons who will fulfill the commitments made by Dealer to Mazda in this Agreement. Notwithstanding the foregoing, Dealer retains the sole and exclusive right to determine whom to hire and their qualifications, to direct, control and supervise Dealer's employees, and to establish all terms and conditions of employment of Dealer's employees. All supervision, control and direction of Dealer's employees shall be the sole and exclusive responsibility of Dealer. Dealer shall at all times remain the sole employer of persons employed in Dealer's Business and, to this end, Dealer and Mazda agree that no act or omission of Dealer or Mazda shall be construed to make or render them a joint employer, co-employer or alter ego of each other.

     L. CONSENT OF MAZDA. Any time that this Agreement provides that Dealer must obtain Mazda's consent to any proposed conduct or change, Dealer must provide all information requested by Mazda concerning the proposal, and Mazda shall have a reasonable amount of time in which to evaluate the proposal.

     M. MAZDA'S POLICIES, PROCEDURES, STANDARDS AND TERMINOLOGY. This Agreement, from time to time, refers to certain policies and procedures or policies and standards. Dealer acknowledges that these policies, procedures and standards are prepared by Mazda in its sole discretion based upon Mazda's evaluation of the marketplace. Mazda may reasonably amend its policies, procedures and standards as the marketplace changes from time to time. Wherever the term "sell" or "sale" is used in this Agreement, such term includes leases or leasing, or other approved forms of retail delivery of Mazda Vehicles to customers. For purposes of this Agreement, a fleet sale is considered a retail sale.

     N. INABILITY TO PERFORM. Neither Dealer nor Mazda shall be liable for failure to perform any obligation under this Agreement due to fire, flood, other Acts of God, accident, strike or other labor dispute, riot, terrorist act, insurrection, war, governmental act or regulation, or act or failure to act of a manufacturer or any other company involved in the chain of distribution for Mazda Products.

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      0.  GOVERNING LAW. All questions concerning the validity, interpretation or performance of any of the terms or provisions of this Agreement, or of any rights or obligations of the parties hereof, shall be governed by and resolved in accordance with the laws of the state of the Dealer's Authorized Location(s).

     P. TITLES. The titles appearing in the Agreement are for convenience only, and shall not affect the construction or interpretation of any provisions of this Agreement.

     Q. GENDER AND NUMBER. As the context requires, as used in this Agreement, the masculine, feminine and neuter genders, and the singular and plural, include one another.

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26. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

     A. "AFFILIATED OR RELATED COMPANIES" means entities that are related as parent or subsidiary or are characterized by identity of ownership; or an entity that directly, or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with another entity.

     B. "AGREEMENT" OR "DEALER AGREEMENT" means the Mazda Dealer Agreement, the Standard Provisions and any addenda that are incorporated by reference.

     C. "AUTHORIZED LOCATION(S)" means each of the locations of the Dealer Facilities authorized by Mazda in writing to be used in Dealer's Business for Dealership Operations, as specifically set forth in
          Section 7 (Authorized Location and Facilities) of the Agreement.

     D. "CONSUMER NOTICES" means all stickers, tags, labels and other notices to the consumer prepared and affixed by Mazda to Mazda Products prior to their delivery to Dealer.

     E. "CONTROLLING OWNER" means a person who individually has the power to direct or cause the direction of the management and policies of Dealer, whether through the ownership of voting securities or by contract, or otherwise, and even if such person does not own a majority ownership interest in Dealer.

     F. "DEALER" means the business entity identified as Dealer in the Agreement.

     G. "DEALER'S BUSINESS" means all activities of Dealer relating to the promotion, sale, and service of Mazda Products and all other activities of Dealer under the Agreement.

     H. "DEALER FACILITIES" means the buildings, improvements, fixtures, and equipment situated at the Authorized Location(s).

     I. "DEALERSHIP OPERATIONS" means the management and execution of Dealer's Business in a manner consistent with the Agreement.

     J. "DEALER OWNER" or "OWNER" means the individual owner(s) of Dealer identified in Section 4 (Dealer Entity Ownership) of this Agreement or the individual(s) who either directly or ultimately own the business entity identified in Section 4 and upon whose personal service Mazda relies in entering into this Agreement.

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     K.   "DEALER PARTY" means Dealer, or any Owner, shareholder, member, partner, director or officer of Dealer.

     L. "DEALER'S REPRESENTATIONS" means the application, related documents and information submitted, and oral or written representations, made by Dealer to Mazda for the purpose of its evaluation of Dealer and determination of whether to enter into or renew the Agreement with Dealer.

     M. "ESSENTIAL PROGRAMS" means those general and specialized sales management and sales, parts and service training programs offered by Mazda to Dealer, in which Dealer's participation is deemed necessary for maintaining an effective and efficient sales distribution system for Mazda Products.

     N. "EXPIRATION DATE" means the date the term of the Agreement shall expire.

     0. "FACILITIES ADDENDUM" shall mean the Facilities Addendum issued by Mazda to Dealer as part of this Agreement, which sets forth the specific requirements for the Dealer Facilities. Mazda reserves the right to issue new superseding Facilities Addenda to Dealer from time to time.

     P. "FLOORING" means the wholesale line of credit with a recognized financial institution or other financial arrangement maintained by Dealer and deemed acceptable by Mazda as sufficient to sustain Dealer's required new vehicle inventory.

     Q.   "GENERAL MANAGER" means the general manager of Dealer identified in
          Section 6 (Changes in Management or Ownership) of the Agreement, who may or may not be an Owner, and upon whose personal service Mazda relies in entering into or continuing this Agreement.

     R. "HEIR(S)" means an individual or those individuals that either: (i) have been named to succeed a Dealer Party's ownership interest in Dealer, or (ii) have a relationship with a deceased or Incapacitated Dealer Party, such that Mazda is required, under applicable law, to allow such individuals to succeed to such deceased or Incapacitated Dealer Party's interest in Dealer for a stated period of time.

     S. "INCAPACITY" or "INCAPACITATED" means an individual who is not able, due to physical or mental impairment, to perform his/her normal duties pursuant to this Agreement for an extended or indefinite period of time.

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     T.   "INDEMNIFIED PARTY" means the party requesting defense and/or indemnification pursuant to this Agreement.

     U. "INDEMNIFYING PARTY" shall mean the party who has been requested to defend and/or indemnify the Indemnified Party pursuant to this Agreement.

     V. "MANUALS AND INSTRUCTIONS" shall mean those bulletins, manuals or instructions issued by Mazda to all Mazda Dealers advising them of Mazda's Policies or Procedures under this Agreement.

     W. "MARKET REPRESENTATION PLAN" means a plan prepared and updated from time to time by Mazda, pursuant to which Mazda has defined the SOA, determined Dealer's Approved Location and established objectives for Dealer's sales and levels of market penetration for Mazda Products based on relevant factors including, without limitation, the location of potential owners expected for Mazda Products and competitive activities in such SOA.

     X. "MAZDA" means Mazda Motor of America, Inc., a California corporation, dba Mazda North American Operations.

     Y. "MAZDA DEALER(S)" means a dealer or dealers authorized by Mazda to promote, sell and service Mazda Products and serve Mazda customers in the United States pursuant to an executed Mazda Dealer Agreement.

     Z. "MAZDA MARKS" means the various trademarks, service marks, names, logos, insignias, and designs (including, but not limited to the word "Mazda"), and all registrations thereof, now or hereafter owned, claimed, adopted, acquired or used by Mazda or any other authorized company in the chain of distribution for Mazda Products.

     AA. "MAZDA PARTS AND/OR ACCESSORIES" means new parts and/or accessories designed for use on Mazda Vehicles and marketed by Mazda, or other parts and/or accessories specifically designated by Mazda in writing as Mazda Parts and/or Accessories.

     BB. "MAZDA PRODUCTS" means Mazda Vehicles and Mazda Parts and Accessories, and such other products including, but not limited to, extended service contracts.

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     CC.  "MAZDA VEHICLES" means new cars and trucks authorized to bear Mazda
          Marks and sold by Mazda to Mazda Dealers.

     DD. "NOMINEE SUCCESSOR" means a candidate nominated by the Owner owning a majority or controlling interest in Dealer. Once approved by Mazda in writing, the Nominee Successor would assume such ownership and/or the position of General Manager of the dealership upon the death or Incapacity of the Owner.

     EE. "POLICIES AND PROCEDURES" or "POLICIES AND STANDARDS" means the policies and procedures/standards prepared by Mazda in its sole discretion based upon Mazda's evaluation of Dealer's Business, Mazda's business and dealer body, and the marketplace, which may be established and/or amended by Mazda from time to time.

     FF "PRODUCT ADDENDUM" shall mean the Product Addendum issued by Mazda to Dealer which specifies those Mazda Products which shall be offered for sale by Mazda to Dealer for resale. Mazda reserves the right to issue new, superseding Product Addenda to Dealer from time to time.

     GG. "SOA" means the geographic Statistical Observation Area, defined in the Market Representation Plan in which Dealer is required to effectively represent Mazda in advertising, sales, and service of Mazda Products, and which may be revised by Mazda from time to time.

     HH. "SOA ADDENDUM" shall mean the Statistical Observation Area Addendum issued by Mazda to Dealer which specifies the SOA in which Dealer's performance is principally measured. Mazda reserves the right to issue new, superseding SOA Addenda to Dealer from time to time.

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